Exhibit 99.1

PRESS RELEASE	FOR IMMEDIATE RELEASE
Omaha, Nebraska

January 20, 2026

MEDIA CONTACT:

Fran Del Valle

Greystone

917-922-5653

fran@influencecentral.com

INVESTOR CONTACT:

Andy Grier

Senior Vice President

402-952-1235

Alfonso Costa Jr. to Join

Greystone AF Manager LLC Board of Managers

OMAHA, Nebraska -- Greystone Housing Impact Investors LP (NYSE: GHI) (the “Partnership”) today announced that Alfonso Costa Jr. has been appointed to the Board of Managers of Greystone AF Manager LLC, the general partner of the general partner of the Partnership (“Greystone Manager”), effective January 15, 2026. In this regard, Mr. Costa will act in the capacity as a director of the Partnership.

“We’re pleased to welcome Mr. Costa as a new member of the Board of Managers,” said Ken Rogozinski, CEO of the Partnership. “Mr. Costa’s extensive background and expertise in residential real estate, particularly in regard to affordable housing, will be a great benefit to the Partnership as we continue to increase our investments in affordable multifamily and seniors housing and manage our existing strong portfolio of assets for the benefit of our unitholders.”

Mr. Costa has extensive experience in residential real estate serving as the Chief Operating Officer of the Falcone Group, one of the leading real estate development and investment firms in the United States, where he is responsible for overseeing the development of multifamily apartment projects, condo-hotels and single-family home communities, leading public-private partnerships, and executing operational and strategic initiatives for the company. He previously served in the Federal Government from 2018 to 2020 as Deputy Chief of Staff & Opportunity Zones lead for the U.S. Department of Housing and Urban Development (HUD). In this public service role, Mr. Costa was responsible for overseeing policy for the $70 billion annually-budgeted Cabinet agency, which maintains a wide range of housing and community development programs. As a leader of the bi-partisan Opportunity Zones program, Mr. Costa held the title of Chairman’s delegate and HUD’s lead representative on the Federal Government’s inter-agency Opportunity and Revitalization Council. Mr. Costa serves as Advisory Board Member of the ULI Terwilliger Center for Housing, and Board Director of the Home Builders Institute (HBI). He is also a board director of the Urban League of Broward County, the Housing Affordability Committee Chair for the ULI Southeast Florida/Caribbean District, member and recent chair of the ULI Florida Affordable & Workforce Housing Council (AWHC), and former Chair of the Nova Southeastern University Master's in Real Estate Development (MSRED) Program.

Mr. Costa earned his law degree from Harvard University, master’s degree from the University of Oxford (United Kingdom), and bachelor’s degree from Yale University. Based on a current advisory relationship between Mr. Costa and an affiliated entity of Greystone Manager, the Greystone Manager Board has determined that Mr. Costa does not meet the independence standards established by the New York Stock Exchange listing rules and the rules of the Securities and Exchange Commission.

About Greystone Housing Impact Investors LP

Greystone Housing Impact Investors LP was formed in 1998 under the Delaware Revised Uniform Limited Partnership Act for the primary purpose of acquiring, holding, selling and otherwise dealing with a portfolio of mortgage revenue bonds which have been issued to provide construction and/or permanent financing for affordable multifamily, seniors and student housing properties. The Partnership is pursuing a business strategy of acquiring additional mortgage revenue bonds and other investments on a leveraged basis. The Partnership expects and believes the interest earned on these mortgage revenue bonds is excludable from gross income for federal income tax purposes. The Partnership seeks to achieve its investment growth strategy by investing in additional mortgage revenue bonds and other investments as permitted by its Second Amended and Restated Limited Partnership Agreement, dated December 5, 2022, (the “Partnership Agreement”), taking advantage of attractive financing structures available in the securities market, and entering into interest rate risk management instruments. Greystone Housing Impact Investors LP press releases are available at www.ghiinvestors.com.

Safe Harbor Statement

Information contained in this press release contains “forward-looking statements,” which are based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties include, but are not limited to, risks involving current maturities of our financing arrangements and our ability to renew or refinance such maturities, fluctuations in short-term interest rates, collateral valuations, mortgage revenue bond investment valuations and overall economic and credit market conditions. For a further list and description of such risks, see the reports and other filings made by the Partnership with the Securities and Exchange Commission, including but not limited to, its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K. Readers are urged to consider these factors carefully in evaluating the forward-looking statements. The Partnership disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.